Exhibit (a)(1)(C)

OFFER LETTER TO EXCHANGE

BY
SKYLINE MEDICAL INC.

of all outstanding Series A Warrants for Series B Warrants

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, EASTERN TIME, ON APRIL 21, 2016, UNLESS THE TENDER OFFER IS EXTENDED.

March 25, 2016

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated March 25, 2016 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Skyline Medical Inc. (the “Company”), a corporation incorporated under the laws of the State of Delaware, to the holders of the Company’s outstanding Series A Warrants (the “Series A Warrants”). The Company is offering to exchange Series B Warrants (the “Series B Warrants”) to purchase shares of our common stock, par value $0.01 per share (the “Warrant Shares”), for up to an aggregate of 3,157,186 outstanding Series A Warrants. Each Series A Warrant can be exercised for one share of common stock at $4.95 per share or on a cashless basis for a variable number of shares, with the ratio depending in part on the market value of our common stock. On March 16, 2016, each Series A Warrant could be exercised on a cashless basis for 10.06 shares of common stock. For each outstanding Series A Warrant tendered by holders, we will issue 10.2 Series B Warrants, which are subject to cashless exercise at a fixed rate of one share of common stock per Series B Warrant (subject to further adjustment for stock splits, etc.). The “Offer Period” is the period of time commencing on March 25, 2016 and ending at midnight, Eastern time, on April 21, 2016, or such later date to which the Company may extend the Offer (the “Expiration Date”).

SERIES A WARRANTS NOT EXCHANGED IN THE OFFER WILL OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EXCHANGE OF THE SERIES A WARRANTS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE.

Enclosed with this letter are copies of the following documents:

1. Letter of Transmittal, for your use in accepting the Offer and exchanging Series A Warrants and for the information of your clients;

2. Form of letter that may be sent to your clients for whose accounts you hold Series A Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in Sections 1 through 4 of the Offer Letter.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at midnight, Eastern time, on April 21, 2016, unless the Offer is extended.

Other than as described herein and in the Offer Letter, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer Letter) in connection with the solicitation of tenders of Series A Warrants pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

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Questions regarding the Offer may be directed to D.F. King & Co., Inc., as Information Agent, at 48 Wall Street, New York, NY 10005, (Main Phone: (212) 269-5550; Toll-Free: (866) 406-2283; Email: sklnu@dfking.com) or to Corporate Stock Transfer, Inc., as Depositary, at 3200 Cherry Creek Drive South, #430, Denver, CO 80209 (telephone number: (303) 282-4800 or toll free: (877) 309-2764).

Very truly yours,

Skyline Medical Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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